UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2007

CHECKFREE CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	0-26802	58-2360335

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	No.)	Identification Number)

4411 East Jones Bridge Road Norcross, Georgia 30092 (678) 375-3000 (Address, including zip code, and telephone number including area code of Registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 15, 2007, CheckFree Corporation (“CheckFree”) was notified that the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Fiserv, Inc.'s pending acquisition of Checkfree.

The expiration of the Hart-Scott-Rodino waiting period satisfies one of the conditions to completion of Fiserv’s acquisition of CheckFree. Consummation of the transaction remains subject to other customary closing conditions, including the approval of the merger by holders of CheckFree’s common stock and the receipt of other required regulatory approvals. The CheckFree stockholder vote is scheduled for 9:00 a.m., local time, on October 23, 2007, at CheckFree’s headquarters, 4411 East Jones Bridge Road, Norcross, Georgia.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed acquisition, CheckFree has filed a definitive proxy statement with the SEC. STOCKHOLDERS OF CHECKFREE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CHECKFREE’S PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and CheckFree stockholders may obtain free copies of the documents we file with the SEC by going to the Investor Center page of our corporate website at www.checkfreecorp.com.

Fiserv and its directors and executive officers, and CheckFree and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of CheckFree common stock in respect of the proposed transaction. Information about the directors and executive officers of Fiserv is set forth in its proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 11, 2007. Information about the directors and executive officers of CheckFree is set forth in its proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on September 26, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKFREE CORPORATION

By: /s/ David E. Mangum
Name: David E. Mangum
Title: Executive Vice President and Chief Financial
Officer

Date:	October 16, 2007